EXHIBIT 12.1

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                            THE COCA-COLA COMPANY AND SUBSIDIARIES
                     COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                (IN MILLIONS EXCEPT RATIOS)


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                                                            Year Ended December 31,
                                          -----------------------------------------------------------
                                             1996        1995       1994        1993        1992
                                          -----------------------------------------------------------
Earnings:

  Income from continuing operations
     before income taxes and changes
     in accounting principles               $ 4,596     $ 4,328     $ 3,728     $ 3,185     $ 2,746

  Fixed charges                                 324         318         236         213         207

  Less: Capitalized interest, net                (7)         (9)         (5)        (16)        (10)

       Equity income, net of dividends          (89)        (25)         (4)        (35)        (30)
                                          -----------------------------------------------------------
     Adjusted earnings                      $ 4,824     $ 4,612     $ 3,955     $ 3,347     $ 2,913
                                          ===========================================================

Fixed charges:

  Gross interest incurred                   $   293     $   281     $   204     $   184     $   181

  Interest portion of rent expense               31          37          32          29          26
                                            -----------------------------------------------------------
     Total fixed charges                    $   324     $   318     $   236     $   213     $   207
                                            ===========================================================


     Ratios of earnings to fixed charges       14.9        14.5        16.8        15.7        14.1
                                          ===========================================================


The Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $274 million, of which $34 million related to independent bottling licensees.  Fixed charges for these contingent liabilities have not been included in the computation of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.

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